Exhibit 99.1

For Immediate Release

Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349

Waters Corporation Announces Transition Plans for Chief Financial Officer

MILFORD, Mass., December 9, 2013— Waters Corporation (WAT) today announced that John Ornell, its Chief Financial Officer, has communicated his intention to transition to a reduced workload and resign as the Company’s Chief Financial Officer effective February 1, 2014. Mr. Ornell will then continue to serve the Company in an advisory capacity on a part-time basis. The Board of Directors of the Company has elected Eugene G. Cassis, who currently serves as Corporate Vice President of Worldwide Business Development and Investor Relations, to serve as the Company’s interim Chief Financial Officer effective February 1, 2014.

Mr. Cassis has been with Waters Corporation for 33 years and has an extensive background in many financial, operational and technical areas of the company. In addition to his significant experience in business development and investor relations, Gene has held several senior positions within Waters including President of Nihon Waters K.K., Tokyo, Japan and Liquid Chromatography – Mass Spectrometry (LC-MS) Business Unit Manager.

Douglas A. Berthiaume, Chairman and Chief Executive Officer added: “I’d like to thank John for his dedication to Waters over the past 23 years and for his many contributions as the Company’s CFO for the past 12 years. I am pleased that Gene Cassis will serve the Company as interim CFO. Gene brings a wealth of relevant experience and a record of success in key leadership positions while already enjoying close working relationships with our investor base, our banking contacts and with Waters Executive Committee.”

About Waters Corporation:

For over 50 years, Waters Corporation (NYSE/WAT) has created business advantages for laboratory-dependent organizations by delivering practical and sustainable innovation to enable significant advancements in such areas as healthcare delivery, environmental management, food safety, and water quality worldwide.

Pioneering a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis, Waters technology breakthroughs and laboratory solutions provide an enduring platform for customer success.

With revenue of $1.84 billion in 2012, Waters is driving scientific discovery and operational excellence for customers worldwide.

CAUTIONARY STATEMENT

This release contains “forward-looking” statements regarding the future. The Company’s actual future results may differ significantly from what is discussed or suggested in the forward-looking statements within this release for a variety of reasons, including and without limitation, a revision in organizational/leadership transition plans; fluctuations in expenditures by the Company’s customers, in particular large pharmaceutical companies; introduction of competing products by other companies and loss of market share; or pressures on prices from competitors and/or customers.